Exhibit 15.1

August 17, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the information required by Item 16F of Form 20-F dated August 17, 2020 of Skillful Craftsman Education Technology Limited for the event that occurred on July 29, 2020 and have the following comments:

1. We agree with the statements made in the paragraphs one in the section “Change in Registrant’s Certifying Accountant” on pages 74 in so far as they relate to our Firm.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

BDO China Shu Lun Pan Certified Public Accountants LLP